                                                                   EXHIBIT 10.85
                                                                   -------------


                             DISTRIBUTION AGREEMENT
                             ----------------------


     This DISTRIBUTION AGREEMENT is entered into as of the ___ day of December, 1997 ("Effective Date") between ROBERTS LABORATORIES INC., a New Jersey corporation ("Distributor") and G. D. SEARLE & CO., a Delaware corporation ("Company").

     Whereas, Company has heretofore, directly and/or through others, promoted, marketed and sold the Product (as hereinafter defined) in the Territory (as hereinafter defined); and

     Whereas, Distributor has the necessary facilities and resources to develop the market for such Product in the Territory, as well as to carry out the duties hereinafter specified and is desirous of being granted the right to sell such Product in the Territory; and

     Whereas, Company is willing to grant such right to Distributor upon the terms and conditions herein set forth;

     Now, therefore, it is mutually agreed by the Company and Distributor as follows:

1.   Appointment and Acceptance; Contingency.
     ---------------------------------------

     (a) Subject to the following terms and conditions, Company hereby appoints Distributor as Company's exclusive distributor (exclusive even as to the Company and its affiliates and subsidiaries) in the countries listed on Exhibit A (the "Territory") of the product described in Exhibit B (the "Product") for sale under the trademark "SLOW-MAG" (the "Trademark") to any and all customers and accounts. Distributor hereby accepts such appointment. The Company will not, directly or indirectly, use the Trademark in the Territory during the term of this Agreement.

     (b) It is understood and agreed by the Company and Distributor, that Distributor may from time to time find it convenient, for the discharge of its obligations hereunder, to appoint subdistributors, agents or dealers within the Territory. Distributor shall be entitled to appoint subdistributors, agents or dealers only if the following conditions have been satisfied:

     (i) Distributor shall have notified the Company in writing of the name, address, and commercial experience of such prospective subdistributor, agent or dealer and the Company shall have approved such subdistributor, agent or dealer (which approval will not be unreasonably withheld); and

     (ii) Distributor shall have secured the enforceable written agreement, in form and substance satisfactory to the Company, of any subdistributor, agent or dealer that the latter:

               (A) shall look solely and exclusively to Distributor for any compensation of any kind and shall not have any claim or right to any compensation of any kind whatsoever from the Company, in particular, termination indemnities, payments, compensations or other benefits;

               (B) shall have no rights with respect to the distribution of the Product within the Territory greater than the rights of Distributor under this Agreement; and

               (C) shall be subject to the responsibilities and obligations of Distributor set forth in this Agreement

     (c) Distributor agrees that it shall be responsible for the full and faithful performance of any duty or obligation under this Agreement delegated, expressly or by implication, by Distributor to any subdistributor, agent or dealer and shall indemnify and hold harmless the Company against any liability, termination indemnity, loss, injury, claim, cost, or expense incurred by the Company as a result of Distributor's appointment of any subdistributor, agent or dealer, except as such loss, injury, claim, cost, or expense is caused by the fault of the Company.

     (d)  Company represents and warrants to Distributor that:

          (i)    [DELETION]

          (ii)   [DELETION]

          (iii)  [DELETION]

          (iv)   [DELETION]

          (v) Company's execution and performance of this Agreement does not conflict with any of the terms and conditions of the License.

          (vi) Except as set forth in Schedule 7(a), no third party has any option, license or other contract or arrangement with Company with respect to the manufacture, use or sale of the Product in the Territory or the use of the Trademark, any related patent right or know-how in the Territory, except for contracts or arrangements with customers of the Company in the ordinary course of business.

          (vii) Company has disclosed to Distributor all material information in Company's possession, whether scientific or otherwise, concerning the Product, the rights granted hereunder and the Trademark.

     (e) Distributor acknowledges and agrees that the distribution rights granted under this Agreement are subject to, and limited by, the terms and conditions of the License, including any termination rights thereunder.

2.  Duties of Distributor.
    ---------------------

     (a) Distributor accepts the foregoing appointment and agrees to provide all of the usual and customary services of a distributor in the Territory, which shall include, without limitation, the following:

          (i) Distributor shall use all reasonable efforts to distribute and sell and diligently promote the Product in the Territory. In this regard, Distributor shall provide and maintain a sales organization adequate to meet the needs of the market in the Territory. Nothing in this Agreement shall be construed as requiring Distributor to maintain a sale organization outside the United States of America.

          (ii) Distributor agrees not to sell and distribute knowingly counterfeit Company products or Product which has been misbranded or adulterated or which is otherwise illicit.

          (iii) Distributor agrees to include the Product at frequent intervals in lists, bulletins or catalogs, as they may be issued by Distributor to its customers, and agrees to check such customers' supplies of Product regularly to insure adequate stocking and that the Product is in saleable condition.

          (iv) Distributor agrees not to sell the Product outside the Territory or knowingly sell the Product to customers in the Territory which intend to or who resell outside the Territory.

          (v) Distributor agrees to store and ship the Product strictly in accordance with the specifications in Exhibit B ("Specifications") and Company's instructions and as otherwise required by law.

          (vi) Distributor agrees not to make any warranty, guarantee, claim or representation in connection with the Product, unless authorized by Company or contained in written materials forwarded by Company to Distributor.

          (vii) Distributor shall promptly provide Company with copies of any known Product related complaints of a medical nature, including adverse reaction and events, or product quality nature.

  (b) Nothing contained in this Agreement shall be construed to restrict Company's right, in its sole discretion, after discussion with Distributor, to discontinue manufacturing (or having the Product manufactured on its behalf) or having the Product distributed within the Territory at any time, immediately upon prior written notice to Distributor if in Company's reasonable scientific or medical judgment (based upon medical or scientific reasons or on information or circumstances not known or existing as of the date hereof by Company's senior medical officer), further sale of the Product in the Territory is not advisable.

  (c) Distributor represents and warrants that it is not now selling and will not during the term hereof sell in the Territory any products directly competitive with the Product. As used in this Section 2(c), "directly competitive" means a magnesium supplement product.

  (d) Company represents and warrants that it will not during the term hereof, and for a period of two (2) years after the expiration or earlier termination of this Agreement other than termination by Company under Section 10(b), sell in the Territory any products directly competitive with the Product. As used in this Section 2(d), "directly competitive" means a magnesium supplement product. Nothing in this Section 2(d) shall in any way restrict or preclude Company or any of its Affiliates from acquiring another company, business or line of products (including by license thereof or through investment therein), a non-material portion of which includes such magnesium supplement pharmaceutical product. "Non-material" for purposes of this Section 2(d) means that such magnesium supplement product accounts at the time of purchase for less than ten per cent (10%) of the gross sales in the Territory of all products included in the acquired company, business or line of products. If Company acquires any company, line of products or business with products as in (i) above, Company agrees to negotiate with Distributor, as applicable, toward a possible sale of such products to Distributor in the Territory.

3.  Purchase of Product.
    -------------------

    (a) Distributor shall place purchase orders with Company for, and will purchase and warehouse, such quantities of the Product as Distributor believes may from time to time be required to meet trade requirements and sampling in the Territory.

    (b) Distributor shall submit written purchase orders to the Company for the Product and Company shall accept such orders to the extent that they meet the other requirements of this Section (b) and do not exceed Company's capacity to produce Product. All sales hereunder shall be subject to the terms and conditions of this Agreement, except for quantity and delivery date terms which may be specified in any purchase order hereunder; provided that, delivery shall in no event be required in less than one hundred twenty (120) days from Company's receipt of the applicable purchase order. In the event of any conflict, the terms of this Agreement shall prevail over those contained in purchase orders or any other documents submitted by Distributor in connection with this Agreement. Concurrently with the execution of this Agreement, Distributor will provide Company a forecast of estimated requirements for Product during the following six (6) calendar quarters. Distributor shall exert all reasonable efforts to make each forecast as accurate as possible and shall update such forecast at the end of each calendar quarter for the following six
(6) calendar quarters. Company shall accept and fill orders to the extent they do not exceed one hundred and twenty percent (120%) of Distributor's forecast for the applicable calendar quarter and use all reasonable efforts to fill any portion of such orders in excess of such amount. Unless the parties subsequently agree to the contrary, Company's obligation to supply Product shall cease as of January 1, 2002. If Company does not agree to extend its obligation to supply Product as described above, Company will provide reasonable assistance to Distributor to find an alternative source of supply; provided that if an alternative source of supply is not available to Distributor, Company shall extend its obligation to supply to December 31, 2002.

  (c) The parties contemplate that Company may transfer manufacture of the Product to the Company's subsidiary, Searle Industrie, in Evreux, France. Upon such transfer, the supply of Product and the related provisions hereunder shall be assumed by said subsidiary, but Company shall guaranty, as principal and not as surety, the performance by said Searle Industrie of all its obligations of supply.

  (d) The Product shall meet the Specifications, as the same may be amended from time to time by agreement of the parties or by requirement of the U.S. Food and Drug Administration ("FDA").

 (e)      Sales by Company to Distributor shall be made as follows:
          (i) Sales shall be made FOB shipping point (Incoterms 1990) at such facility at which the final packaging of the Product is completed, whether such facility is a Company facility, third party manufacturer facility, or, as is currently applicable, Distributor's facility (or such other shipping point as may be agreed between the parties), initially for the first twelve (12) months after the Effective Date at the prices specified in Exhibit C annexed hereto and made a part hereof. (ii) After the first twelve (12) months period in subsection 3(e)(i) above, if Company proposes in increase the price of the Product [DELETION], it shall so notify Distributor of such increase no less than ninety (90) days prior to the expiration of such period. Such price shall be in effect for the ensuing twelve (12) months period. Any subsequent price increases must be notified to Distributor in accordance with the foregoing procedure. In no event however, shall Company notify Distributor of its desire to increase its price for the Product more than once in any one year during the term of this Agreement. The price which Distributor shall pay for the Product shall be that price in effect when an order for the Product is placed. The foregoing price increases shall include any increases in active ingredient costs or finished packaging costs charged by Distributor or its Affiliates ("Distributor Increases"), and such Distributor Increases shall not be subject to or included in determining the [DELETION] set forth above.

          (iii) All sales, use, gross receipts, added-value and other taxes, duties, and similar charges, shall be borne by Distributor. Distributor shall assume responsibility for risk of loss or damage to the Product to the extent the Product is held at Distributor's facility or is otherwise in the possession of Distributor, and Distributor shall be deemed a warehouseman with respect thereto. Title to the Product shall pass to Distributor upon delivery of payment to Company for the Product in accordance with Section 3(f) below.

  (f) All payments by Distributor for Product shall be made in United States dollars to Company (or other designated affiliate), by wire transfer to the bank account designated by Company or such affiliate from time to time, in a written notice to Distributor. Payment shall be due thirty (30) days from the date of shipment. It is understood and agreed that Distributor shall not be obligated to pay for any shipment, or portion thereof, of Product that has been properly rejected by Distributor pursuant to this Agreement.

  (g) Company shall keep full and accurate books and records related to the fully absorbed cost of the Product in sufficient detail so amounts payable hereunder can be properly calculated. Such books and records shall be kept for the longer of two (2) years after the close of the calendar year to which the records apply or the period required by law. Commencing with the books and records for calendar year 1998, Company shall permit (not more than once each calendar year during the term hereof) independent accountants designated by Distributor to whom Company has no reasonable objection, to examine said books and records at reasonable times for the sole purpose of verifying the accuracy of the written statements submitted to Distributor and the purchase price for Product paid or payable. Said independent accountants shall not disclose to Distributor any information other than information relating solely to the accuracy of the accounting and payments made by Distributor pursuant to this Agreement and shall otherwise be bound by the confidentiality provisions of this Agreement.

(h) Distributor shall purchase Company's inventory of finished Product on hand as of the Effective Date upon the following terms:

      (i) Within fifteen (15) days following the Effective Date, Company shall provide Distributor with a statement and count of finished goods inventory of Product, less finished goods inventory required for customer orders received prior to the Effective Date, which orders shall be processed for Company's account. Distributor shall purchase such finished goods inventory, EX WORKS (as defined by INCOTERMS 1990 Edition) such facilities where such inventory is held, at a purchase price [DELETION]. Distributor shall pay the purchase price within sixty (60) days following receipt of the statement with respect to said inventory.

      (ii) Distributor shall, at its own expense, arrange for shipment of the finished goods inventory of the Product to its designated facility.

      (iii) Notwithstanding the foregoing, Distributor shall not be required to purchase any such inventory of the Product which is damaged, misbranded, adulterated or otherwise unsalable or which will expire on a date than twelve (12) months from the Effective Date.

4.      Obligations of Company
        ----------------------

        (a) Subject to Article 3 above, Company agrees to use all reasonable efforts to or cause to be sold to Distributor by one or more of Company's affiliates, on a timely basis the Product in quantities adequate to meet the needs of the market throughout the Territory. In the event that Company is unable to fill any accepted purchase order, Company shall promptly notify Distributor. Distributor shall have the right under this Agreement to cancel any quantity of Product for which Company has failed or will be unable for any reason to deliver within one (1) month following the applicable delivery date set forth in written purchase orders accepted pursuant to this Agreement.

        (b) Company shall inform Distributor of any orders and/or inquiries for Product in the Territory which it receives. Company shall not knowingly sell the Product to customers intending to resell the Product in the Territory.

        (c) To the extent permitted by law, any decision to recall or cease distribution of the Product, as a result of the Product being in violation of any law, rule or regulation or presenting a possible safety risk, shall be made by Company, after consultation with Distributor. In the event of any recall, Company shall, with Distributor's cooperation and assistance, determine the scope and form of the recall and Distributor shall conduct the recall. Company will provide Distributor with any information concerning the manufacturing of the Product which may reasonably be required by Distributor to determine the need for a recall. Costs for any recall shall be borne by the party required to indemnify the other party in relation to such recall pursuant to Article 9 hereof. Notwithstanding the foregoing, if Company fails within a reasonable period of time to recall Product delivered to Distributor pursuant to this Agreement that Distributor reasonably determines should be recalled due to safety concerns, Distributor reserves the right to recall such Product after consultation with Company and subject to such reasonable conditions and limitations as Company may request.

        (d) Company shall perform quality control tests and assays on raw materials and on finished Product as required under the Specifications. Distributor shall provide Company and its representatives access to Distributor's facility where Product is held, if applicable, for the purpose of performing such tests and assays. To the extent Distributor provides final packaging of Product, Distributor shall accept and warehouse on behalf of Company such bulk finished Product as Company or its designated third party manufacturer shall ship to Distributor's facility.

5.      Distribution Rights Payments.
        ----------------------------

        (a) In order to further secure the rights to distribute and market the Product in the Territory, Distributor has agreed to pay Company the following sums:

          (i) Concurrently with the execution and delivery of a Letter of Intent, dated October 20, 1997, between the parties, Distributor has paid Company [DELETION] as earnest money ("Earnest Money") by wire transfer to account number [DELETION].

          (ii)  [DELETION] concurrently with the signing of this Agreement;

          (iii) [DELETION] on the earlier of the termination of this Agreement by Company under Section 10 or the first anniversary of the Effective Date;

          (iv) [DELETION] on the earlier of the termination of this Agreement by Company under Section 10 or the second anniversary of the Effective Date ;

          (v)   Interest on the amounts set forth in Sections 5(a)(iii) and
          (iv) above at an annual rate of [DELETION], payable within thirty (30) days following the end of each calendar quarter and the date of payment, as applicable, from the Effective Date to the respective dates of payment of such amounts; and

          (vi) [DELETION] of Net Sales (as defined below) of the Product in the Territory from the Effective Date through December 31, 2002. Payments under this sub-Section (v) shall be made quarterly within sixty (60) days of the close of each calendar quarter.

    (b)  "Net Sales" means the gross invoice value of the Product billed by
         ----------
Distributor or its affiliates, to unrelated third parties, less (i) ordinary and customary cash and trade discounts and bid contract discounts, (ii) chargebacks, rebates, credits or allowances actually credited or made to customers for spoiled, damaged, outdated and returned Product, (iii) sales, turnover, excise, and value-added or other taxes and duties (other than income taxes), and (iv) reasonable freight, insurance and handling charges to the extent included in gross invoice value.

        (c) Each payment shall be accompanied by the report required under Section (d) of this Article 5 below, plus such other information on the sale of Product as Company may reasonably request. Except as otherwise provided in
Article 3 of this Agreement, all payments to be made by Distributor to Company pursuant to this Agreement shall be made in United States dollars by wire transfer to Company's account number [DELETION] (or other bank or account designated by Company) in immediately available funds and shall not be reduced by any taxes, licenses, fees or other withholdings.

        (d) Within thirty (30) days after the end of each calendar quarter during the term hereof, Distributor will provide Company a statement showing the calculation of Net Sales and the calculation of the payment due.

        (e) The payments set forth in Section 5(a) of this Agreement shall be non-refundable and not creditable against Section 5(a)(vi) payments.

        (f) Distributor shall keep full and accurate books and records related to Net Sales of the Product in sufficient detail so amounts payable hereunder can be properly calculated. Such books and records shall be kept for the longer of the term of this Agreement plus two (2) years or the period required by law. Distributor shall permit (not more than once each calendar year during the term hereof) independent accountants designated by Company to whom Distributor has no reasonable objection, to examine said books and records at all reasonable times for the sole purpose of verifying the accuracy of the written statements submitted by Distributor and the distribution rights fees paid or payable. Said independent accountants shall not disclose to Company any information other than information relating solely to the accuracy of the accounting and payments made by Distributor pursuant to this Agreement and shall otherwise be bound by the confidentiality provisions of this Agreement.

        (g) Any and all taxes payable in connection with the payments to be made pursuant to this Agreement shall be for the account of the party upon which such tax is imposed by law. In the event that Distributor shall be required to withhold or pay any taxes in the Territory applicable to Company with respect to any such payment, Distributor shall promptly furnish Company with the respective tax receipts, or other evidence of payment deemed by Company to be sufficient.

        (h) Upon request by Company, Distributor shall file on behalf of Company any tax returns which the law of the Territory may require. Such tax returns shall be filed in accordance with Company's instructions and Distributor shall pay such taxes on Company's behalf, deducting the amounts on such tax payments from the payments due pursuant to this Agreement.

        (i) Overdue amounts payable by Distributor to Company or its affiliate under Articles 3 and 5 shall bear interest, payable quarterly, from the date due to and including the date paid at the rate of [DELETION] or, if lower, the highest rate permitted by applicable law.

        (j)  [DELETION]

6.      Sales Promotion and Reports.  Distributor shall maintain:
        ---------------------------

        (a) such facilities in the United States of America as are necessary for storing and distributing the Product in the Territory;

        (b) an accurate and up-to-date list of customers; and

        (c) a system of record keeping to permit tracking of the Product sold hereunder, in the event a recall of any Product is ordered.

Distributor shall retain, and upon reasonable notice and at reasonable times grant Company and its representatives access to, such records during the term of this Agreement and for a period of at least two (2) years following its expiration or other termination.

7.   Trademarks and Other Proprietary Rights.
     ---------------------------------------

        (a) Except as set forth in Schedule 7(a) attached hereto and made a part hereof, Company represents that, to the best of its knowledge, the trademark registration for the Trademark is valid and subsisting in the United States and other countries of the Territory, and the Company has the exclusive right to use the Trademark in the Territory.

        (b) The parties have agreed, subject to any governmental approvals or changes, to make changes in the labeling and packaging for the Product so that they would include Distributor's corporate name. All labels, boxes and literature shall acknowledge that HCT is the licensee of the Trademark in the United States.

        (c) Distributor acknowledges that the Trademark used in connection with the Product is not Distributor's property, and Distributor shall not contest such Trademark or seek to register or have registered any such Trademark or trade name in the Territory. Distributor shall not display or use any Trademark or trade name owned by the Company except during the term of this Agreement and then only in a manner previously approved by Company; provided, however, that no
                                                      --------  -------
such prior approval shall be required for the use of advertising or promotional materials prepared, designed, furnished or approved in writing in advance by Company. Company shall respond to Distributor's written submissions in this regard within five (5) business days of receipt. Distributor shall execute any documents necessary for the recordal of any required registered user agreement in the Territory.

        (d) Distributor shall promptly notify Company if Distributor becomes aware of any actual or potential infringement of or conflict with the Trademark or any other proprietary rights relating to the Product in the Territory. Company, at its expense, shall have the right to deal with such infringement or conflict by appropriate legal proceedings (but Distributor shall provide all reasonable assistance in connection therewith) and Company shall be solely entitled to any compensation or other payment received in connection therewith. However, if Company and HCT fail to commence and diligently pursue appropriate legal proceedings against the infringer within ninety (90) days of Distributor's notice to Company, Distributor shall be solely entitled to deal with such infringement or conflict by such means as Distributor sees fit (but Company shall provide all reasonable assistance in connection therewith) and Distributor shall be solely entitled to any compensation or other payment received in connection therewith. If the use of the Trademark is enjoined in the Territory, Company shall provide Distributor with a substitute trademark.

        (e) Notwithstanding the foregoing Section, in the event Company fails to commence and diligently pursue appropriate legal proceedings under Section 7(d) above, Distributor may, in addition to the other remedies provided in
Section 7(d) above, in its sole discretion, elect to register a new trademark for the Product, which trademark shall be the sole and exclusive property of Distributor.

8.   Compliance with Applicable Law.
     ------------------------------

     (a) Subject to Company's compliance with Section 9 and 15 below, Distributor shall be responsible for compliance of the Product with all applicable laws and regulations and governmental orders and decrees in the Territory, federal, state and local, including but not limited to the dietary supplement regulations promulgated by the FDA and any labeling and advertising constraints imposed thereunder. Further, Distributor shall promptly inform Company in writing of any change or proposed change in requirements for production, promotion or sale of the Product imposed by any governmental entity in the Territory.

     (b) Company shall promptly notify Distributor of any inspections by federal, state or local regulatory representatives of any Company facility where the Product is manufactured and/or packaged, and shall, if such inspections directly relate to the Product, send Distributor copies of the portions of the reports of any such inspections which directly relate to the Product, including actions taken by Company to remedy conditions cited in such inspections.

        (c) Subject to Distributor's compliance with its obligations under this Agreement, Company shall obtain and maintain all government license, permits and registrations necessary for the Company's manufacturing, packaging and supply of Product hereunder.

        (d) Not more frequently than once each calendar year during the term hereof, unless in an emergency situation, Company shall allow a representative of Distributor (to whom Company has no reasonable objection) to inspect any Company facility where the Product is manufactured and/or packaged, to assure compliance with Company's obligations under this Agreement. Such inspection shall be at reasonable times, following reasonable notice and be subject to such confidentiality agreement and rules as Company shall designate from time to time.

9.      Warranty, Indemnity and Inspection.
        ----------------------------------

        (a) Company warrants, represents and covenants that, during the supply period specified in Section 3(b) or any extension thereof,

             (i) on the date of shipment, no Product supplied hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "Act"), or within the meaning of any applicable state or municipal laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of shipment, or consist of or include any product or article which may not be introduced into interstate commerce; and

             (ii) Company shall have good title to all Product supplied hereunder, which title shall pass to Distributor as provided herein following payment therefor, free and clear of any lien, encumbrance or other conflicting interest of any kind, except as to any lien, encumbrance or conflicting interest arising with respect thereto as a result of any act or omission by Distributor.

(b) THE WARRANTIES SET FORTH IN SECTION (a) ARE EXCLUSIVE AND IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTY CONCENING THE PRODUCT, INCLUDING ANY IMPLIED WARRANTY OF FITNESS OR MERCHANTABILITY.

(c) All Product ordered hereunder shall be subjected to a visual inspection upon receipt by Distributor. All claims for shortages, alleged defects, or breaches of warranty which could be discovered by visual inspection shall be made in writing to Company no later than thirty (30) days after receipt of such Product and, if not so made, shall be irrevocably waived by Distributor. If Company disputes Distributor's rejection (for alleged Product quality reasons) made as provided above of all or part of any shipment of finished Product such dispute shall be resolved by an independent testing organization or consultant, of recognized repute within the industry in the United States mutually agreed upon by the parties, the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to the rejection of all or part of any shipment of finished Product shall be final and binding upon the parties. The cost of such determination shall be borne by the party against whom the decision is made.

(d) Except as provided in Section 9(e) below, Distributor shall indemnify and hold Company, its subsidiaries and affiliates and their respective directors, officers, employees and agents harmless against all claims, suits, demands, judgments or damages, including reasonable attorneys' fees and court costs, arising out of or relating to Distributor's (i) breach of this Agreement, or (ii) packaging, warehousing, handling, sale or promotion of the Product, as applicable, in the Territory (including, without limitation any strict liability, product liability, tort or similar claim).

(e) Company will indemnify and hold Distributor, its subsidiaries and affiliates and their respective directors, officers, employees and agents harmless against all claims, suits, demands, judgments or damages, including, reasonable attorneys' fees and court costs, arising out of or relating to Company's (i) breach of this Agreement or (ii) failure to supply Product complying with any of the Company's express Product quality requirements of this Agreement or (iii) third party claims resulting from Product sold prior to the Effective Date.

(f) Notwithstanding the foregoing or any other provision of this Agreement, neither party shall be liable to the other for lost profits or consequential damages of any kind.

10.  Duration and Termination and Remedies.
     -------------------------------------

(a) Subject to Sections (b) and (c) of this Article 10, this Agreement shall be in effect for the period from the Effective Date until terminated pursuant to Section (b) below or as otherwise agreed by the parties.

(b) This Agreement may be terminated, effective immediately, by a party ("Injured Party") at any time upon written notice to the other party upon

        (i) the failure of the other party to comply with this Agreement in respect of any obligation, other than an obligation to make any payments under Sections 5(a) (ii), (iii) and (iv) hereof, which failure is not cured within thirty (30) days of written notice thereof,

        (ii) the suspension, liquidation, dissolution or bulk sale, or notice thereof, of the other party's business without the prior written consent of the Injured Party or in the event of the calling of a meeting of such party's creditors, an assignment by such other party for the benefit of creditors, the insolvency of any kind of such other party, or the filing of any attachment, distraint, levy, execution or judgment against such party, any filing of a voluntary or involuntary petition under the provisions of any bankruptcy act, or any application for or appointment of a receiver for the property of such other party, or

        (iii) the cessation by such other party of its business;

      or by the Company if,

        (iv) Distributor fails to make any payment under Sections 5(a) (ii),
      (iii) and (iv) hereof when due and such failure continues for a period in excess of thirty (30) days.

(c) Upon termination of this Agreement for any reason, Distributor shall promptly return to Company all price lists, catalogs and other advertising literature furnished by Company and, if so requested by Company in writing, all Product on hand which is in good and saleable condition. If so requested by Company, Company shall pay Distributor for such Product at Distributor's purchase price therefor under Section 3. Upon termination of this Agreement for any reason, all related subdistributorship, agency or dealership agreements entered into by Distributor shall be automatically terminated. If Company does not request return of Product held by Distributor, Distributor shall have six (6) months from the date of termination within which to sell the Products, subject to all the terms and conditions of this Agreement.

(d) No termination pursuant to this Agreement shall give rise to any obligation by either party to the other except as specifically provided in this Agreement. In particular, each party agrees that it shall not be entitled to any payment, whether by way of compensation, indemnity or penalty, arising out of such termination, except as specifically provided in Section 5(j). Any pre-existing claims, however, shall not be waived by the parties as a result of such termination.

11.  Insurance.
     ---------

Distributor shall obtain and maintain, at its expense, product liability insurance which includes the Product in an aggregate amount for all products of not less than [DELETION]. All such insurance shall include Company as an additional insured and must be issued by such insurer.

Distributor shall provide a certificate of insurance evidencing such insurance concurrently with the execution of this Agreement and will provide new certificates complying with this Agreement at least thirty (30) days in advance of the stated expiration date of the period of coverage. Each such certificate shall recite that the subject insurance is not cancelable and may not be amended absent at least sixty (60) days notice to Distributor and Company.

12.  Current Product Supply Contracts.
     --------------------------------

Company shall, if requested by Distributor, use reasonable efforts (but shall not be required to make any payment) to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Distributor, all consents and approvals to the assignment of material agreements for the supply of Product to customers within the Territory. If, with respect to any agreement to be assigned, a required consent to the assignment is not obtained Company shall use reasonable efforts to keep in effect and give Distributor (at Distributor's cost and expense) the benefit of such agreement to the same extent as if it had been assigned and to the extent not prohibited by that agreement, and Distributor shall perform Company's obligations under the agreement or cooperate in Company's performance of such obligations. Nothing in this Agreement shall be construed as an attempt to assign any agreement that is by its terms nonassignable without the consent of the other party.

13.  NDC Numbers and Medicaid Rebates.
     --------------------------------

(a) Promptly following the Effective Date, Distributor shall take any and all action necessary to change the National Drug Code number ("NDC") for the Product, which change shall be implemented as reasonably agreed upon by the parties.

(b) For purposes of Company's Rebate Agreement with the Secretary of Health and Human Services ("HHS") under Section 4401 of the Omnibus Budget Reconciliation Act of 1990, Company shall continue to make any Rebate Payment (as defined in such Rebate Agreement) with respect to the Product required thereunder; provided that, for Rebate Payments for which State Medicaid Utilization Information reports show that Medicaid payment was made for such drug after the Effective Date, Distributor shall promptly reimburse Company for all such Rebate Payments in accordance with
     Article 17 hereof.

(c) Distributor shall notify all relevant persons and entities, including Company and First Data Bank, of such NDC change and comply with all laws and regulations of HHS or its sub-divisions and agencies (including HCFA) and the Rebate Agreement.

(d) Distributor shall also provide Company all relevant information regarding Distributor's sales, promotion, pricing and other activities with respect to the Product, including pricing calculations for purposes of determining "Best Price", necessary for Company to comply with the Rebate Agreement.

14.  Returns of Product
     ------------------

     (a)  Returns will be the financial responsibility of the party that
          originally sold the returned Product.   Returns shall be tracked by
          lot number. Returned Product with lot numbers sold exclusively by Company will be the financial responsibility of Company; returned Product with lots numbers sold exclusively by Distributor will be the responsibility of Distributor; financial responsibility for returned Product from lots where each party sold a portion of the lot will be prorated based on the portion of the shared lot that each party sold.

     (b) Both parties agree to enforce preauthorized return or scan and destroy procedures in an attempt to have customer return Product and obtain credit from the party who originally sold the Product to them. Both parties agree to accept returns from the prorated lot. However, either party may accept Product returns for which they are not financially responsible in order to maintain their reputation and good will in the marketplace and the financially responsible party will reimburse the party processing the return. In these cases, the processing party will verify the price the customer originally paid (and therefore the credit provided) with the party who originally sold the Product.

15.  Chargebacks and Rebates
     -----------------------

     (a) Company will be financially responsible for all chargeback claims related to Product sold by a wholesaler to a chargeback contract customer on and after the Effective Date and during the first three
          (3) months of 1998.

     (b) Company will be financially responsible for all managed care rebates related to Product dispensed by a pharmacist on and after the Effective Date and during the first six (6) months of 1998.

     (c) In general, Distributor will forward to Company for payment any claims received related to Sections 15(a) and (b) above for which Company is financially responsible. However, for the purpose of administrative convenience or at the specific request of a customer, Distributor may elect to pay the claim for which Company is financially responsible and Company will reimburse Distributor with respect to such claim.

     (d) Company will be financially responsible for all Medicaid rebates related to Product dispensed by a pharmacist on and after the Effective Date and during the first six (6) months of 1998. HCFA will continue to bill Company for Medicaid rebates for up to one year after the expiration date on the last Product issued with a Company labeler code. For administrative convenience, Company will continue to pay all future Medicaid rebates claims it receives. Distributor will reimburse Company for any rebate claims paid by Company but which relate to Product dispensed by a pharmacist after the aforesaid first six months of 1998.

     (e) Company shall continue to make any chargeback or rebate payments with respect to the Product required under agreements, government mandates or otherwise which relate to supply contracts not assigned or assignable under Section 12 or which are processed by Company due to direct requests of a customer, provided that Distributor shall reimburse Company for all such payments pursuant to Section 17 below.

16.      Special Services.  From and after the Effective Date and until the
         ----------------
expiration of twelve (12) weeks thereafter, Company shall,

     (a) in written form and substance satisfactory to Distributor, notify all customers and formularies under contracts existing as of the Effective Date of this Agreement that as of such date Distributor shall be the seller of the Product in the Territory (providing Distributor with a duplicate set of mailing labels for its use).

     (b) invoice, book sales and ship Product as agent for Distributor and use all reasonable efforts (short of instituting third party collection or legal proceedings) to collect amounts due for Product so shipped. For its services, Distributor shall pay Searle a fee equal to [DELETION], such fee to be paid in monthly installments within thirty (30) days of Company's invoice therefor.

17.      Quarterly Payments.  Company shall provide Distributor on a calendar
         ------------------
quarterly basis (within thirty (30) days after the end of the quarter) the information necessary to calculate payments due under Sections 14 and 15(d) for the calendar quarter just ended. The payments due under these separate Sections will be aggregated for each party and shall be made not later than sixty (60) days after the end of each calendar quarter by wire transfer in immediately available funds to the bank and account designated from time to time in a notice from Company.

18.  Assignment of Trademark and Paid-up License. [DELETION]
     -------------------------------------------

19.  Miscellaneous Provisions.
     ------------------------

     (a) The relationship between Company and Distributor hereunder is solely that of seller and purchaser of the Product. Neither party shall have any power or authority to bind the other in any manner and shall not hold itself out as agent or representative of the other party for any purpose.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws principles of such state or any other jurisdiction.

     (c) Any notice required to be given by either party shall be in writing and hand delivered, sent by telecopier or mailed by certified airmail, postage prepaid, to the other party at its address set forth below or at such other address as shall have been designated by such other party by written notice. Notices shall be deemed given (i) when received, if hand delivered or telecopied or (ii) the earlier of receipt or five (5) days after deposit in the mails as aforesaid, if mailed.

  if to Company, addressed to:

        G. D. Searle & Co.
        5200 Old Orchard Road
        Skokie, IL 60077
        Attention:  President
        Telecopier:  (847) 967-2045

        with a copy to:

        General Counsel
        Telecopier: (847) 967-2045

  if to Distributor, addressed to:

        Roberts Laboratories Inc.
        Meridian Center II
        4 Industrial Way
        Eatontown, New Jersey  07724
        Attention:  Anthony A. Rascio
        Telecopier:  (732) 389-1014

(d) The obligations of either party to perform under this Agreement (other than any obligation to pay money) shall be excused if failure to perform or any delay is caused by acts of God, strikes, civil commotion, riots, war, revolution, acts of governments, or any other cause beyond the reasonable control of the party obligated to perform. Upon the occurrence of any such event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement.

(e) No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision. No waiver shall be effective unless made in writing and signed by the parties.

(f) This Agreement constitutes the complete agreement of the parties with respect to the subject matter thereof. All prior proposals, communications, agreements or understandings between Distributor and Company, whether oral or written, concerning the subject matter hereof, if any, are superseded by this Agreement. This Agreement may not be modified except in writing signed by both parties.

(g) Distributor may not assign this Agreement or any right under it without the prior written consent of Company.

(h) Company shall not be bound to honor any of Distributor's contracts for resale or supply of the Product.

(i) Each party agrees for the term of this Agreement [DELETION] not to disclose, or use for any purpose except as otherwise expressly provided herein, any confidential information relative to the other party's business acquired pursuant to or during the term of this Agreement. For the avoidance of doubt, all confidential and proprietary information previously disclosed to Distributor by Company or related to the Product's Specifications are confidential and proprietary information of Company's and subject to the foregoing obligation. The foregoing obligation shall not apply, however, to information (i) which is or becomes public through no fault of the recipient, or (ii) which is made lawfully available to the recipient by an independent third party, or (iii) which was already in recipient's possession at the time of receipt from the disclosing party as evidenced by its written records, or (iv) which is independently developed by employees of the recipient after the date of this Agreement or (v) which is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed.

(j) If either party wishes to make any public disclosure concerning this Agreement or the terms hereof, the other party shall be provided with an advance copy of the proposed disclosure and shall have five (5) business days within which to approve or disapprove such disclosure. Approval shall not be unreasonably withheld by either party. Absent approval, no public disclosure concerning this Agreement or the terms hereof shall be made by either party. Notwithstanding the foregoing, it is understood and agreed that no approval shall be required in the event that the information to be disclosed has been the subject of a prior public disclosure.

(k)  The provisions of Articles 1, 2, 3, 5, 6, 7, 9, 10, 11, 13, 14, 15, 16 and
     17 shall survive the expiration or other termination of this Agreement.


  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


G.D. Searle & Co.                             Roberts Laboratories Inc.


By   ________________________             By  ______________________
     Title:                                   Title:

                                   Exhibit A

                                   Territory
                                   ---------

United States of America, its territories and possessions
[DELETION]

                                   Exhibit B

                           Specifications for Product
                           --------------------------



                                    ATTACHED
                              [ATTACHMENT DELETED]

                                   Exhibit C

                               Price for Product
                               -----------------


[DELETION]